September 14, 1999

CompleTel Europe N.V.
Drentestraat 24
1083 HK Amsterdam
The Netherlands


Ladies and Gentlemen:

We have acted as special United States counsel to CompleTel Europe N.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, up to U.S. $147,500,000 aggregate principal amount of the Company's outstanding 14% Senior Discount Notes due 2009 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's 14% Series B Senior Discount Notes due 2009 (the "Exchange Notes"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an indenture (the "Indenture") dated as of February 16, 1999 between the Company and U.S. Bank Trust & National Association, as trustee (the "Trustee"), registrar, paying agent and transfer agent.

In our capacity as special United States counsel to the Company, we have examined the Registration Statement, the Indenture filed as Exhibit 4.3 to the Registration Statement, the Outstanding Notes, a form of the Exchange Notes contained in such Indenture and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

In rendering this opinion we have assumed that the Company is duly incorporated and validly existing under the laws of the Netherlands; the Company has the corporate power and has taken all corporate action required by its Articles of Association or by Netherlands law to authorize the issuance of and perform its obligations under the Exchange Notes; and the Exchange Notes, when duly executed, authenticated, issued and delivered in accordance with the Indenture, will constitute the legal, valid, binding and enforceable obligations of the

CompleTel Europe N.V.
September 14, 1999
Page 2

Company under the laws of the Netherlands except as may be limited by laws relating to or affecting enforcement of creditors' rights generally. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

Based upon the foregoing, it is our opinion that when the Exchange Notes are exchanged for the Outstanding Notes as contemplated in the Registration Statement, assuming they have been duly authenticated by the Trustee, the Exchange Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors' rights generally and by possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights and except as enforcement thereof is subject to general principles of equity (regardless of whether such enforcement may be sought in a proceeding in equity or law).

We express no opinion as to matters governed by any law other than laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the prospectus which is included in the Registration Statement.

Very truly yours,

Holme Roberts & Owen LLP


By: /s/ Francis R. Wheeler
   ----------------------------
        Francis R. Wheeler